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                                                                    EXHIBIT 99.1

                      [FOX CHASE BANCORP, INC. LETTERHEAD]

                                  NEWS RELEASE
                                  ------------

FOR IMMEDIATE RELEASE

CONTACT:          Jerry Holbrook
                  Chief Financial Officer
                  (215) 682-7400

                             FOX CHASE BANCORP, INC.
                        COMPLETES INITIAL PUBLIC OFFERING

         HATBORO, PENNSYLVANIA -- SEPTEMBER 29, 2006 -- Fox Chase Bancorp, Inc. (the "Company"), the holding company for Fox Chase Bank (the "Bank"), announced today that it has completed its initial stock offering in connection with the 139 year old Bank's reorganization into the mutual holding company structure. Trading in the Company's common stock is expected to begin on the Nasdaq Global Market on October 2, 2006 under the symbol "FXCB."

         On September 25, 2006, the Bank's Plan of Reorganization and Stock Issuance and the establishment of the Fox Chase Bank Charitable Foundation were approved by the Bank's members at a special meeting.

         A total of 6,395,835 shares of common stock, representing 43.6% of the Company's outstanding shares of common stock, were sold in the offering at the price of $10.00 per share. In addition, $150,000 and 135,000 shares, representing 0.9% of the Company's outstanding shares of common stock, were contributed to Fox Chase Bank Charitable Foundation and 8,148,915 shares, representing 55.5% of the Company's outstanding shares of common stock, were issued to Fox Chase MHC, the federally chartered mutual holding company formed in connection with the reorganization.

         Thomas M. Petro, President and Chief Executive Officer of the Company, said "On behalf of the officers and boards of directors of Fox Chase Bancorp, Inc. and Fox Chase Bank, we wish to express our sincere appreciation to our customers for their response to Fox Chase Bank's reorganization process and participation in the stock offering. We are confident this reorganization positions the 139 year old company to prosper and will enhance our ability to compete and better serve our clients, and we welcome the new stockholders of Fox Chase Bancorp, Inc."

                                   (continued)

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         Sandler O'Neill & Partners, L.P. served as financial advisor and marketing agent with regard to the stock offering. Muldoon Murphy & Aguggia LLP of Washington, DC served as legal counsel to the Company for the reorganization and stock offering.

         Fox Chase Bank is a federally chartered savings bank offering traditional services and products from its main office in Hatboro, Pennsylvania and ten branch offices in Bucks, Montgomery, Chester, Delaware and Philadelphia Counties, Pennsylvania and Atlantic and Cape May Counties, New Jersey. At June 30, 2006, the Bank had total assets of $735.6 million, deposits of $638.6 million and total equity of $62.7 million.

         Subscribers may obtain their stock allocation information by calling the Company's conversion center at (866) 300-4322.

         This press release contains certain forward-looking statements about Fox Chase Bank's mutual holding company reorganization and the stock issuance by Fox Chase Bancorp, Inc. Forward-looking statements include statements regarding the market for the stock and anticipated future results and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the reorganization and stock issuance, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business of Fox Chase Bancorp, Inc. and Fox Chase Bank.







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